October 27, 2010

Dear Shareholders:

When I last wrote to you, it was to inform you that the IMH Secured Loan Fund, LLC had been successfully converted into IMH Financial Corporation (“IMHFC”), a Delaware corporation.  As the Chairman and CEO of IMHFC, I am now writing to thank you again for your support and to briefly update you on our activities and progress since the conversion.

I am pleased to announce that on October 27, 2010, we filed with the Securities and Exchange Commission (the “SEC”) an initial registration statement on Form S-11 relating to a proposed public offering of IMHFC common stock, and, upon the closing of the proposed offering, proposed listing of IMHFC common stock on the New York Stock Exchange under the ticker symbol “IFC.”

The registration statement is not yet effective, is subject to customary review by the SEC, and we expect to file various amendments to the registration statement in the course of the SEC review process. The size, timing and ability to complete the proposed offering are subject to and contingent upon marketing considerations, including financial market conditions, the timing of effectiveness of the registration statement and other risks, uncertainties and considerations.

The preliminary prospectus included in the registration statement can be publicly accessed at www.sec.gov, reference CIK #1397403.  Once the prospectus is available, a copy of the prospectus may also be obtained by contacting IMH Financial Corporation, 4900 N. Scottsdale Road, Suite 5000, Scottsdale, AZ 85251, Attention: “Investor Relations.” During the review period, we remain subject to the SEC’s restrictions regarding shareholder communications relating to a proposed offering.

This letter is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.  A registration statement relating to these securities has been filed with the SEC, but has not yet become effective.  These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

We sincerely thank you for your understanding and patience during this process.

Very best regards,

Shane Albers
Chairman and CEO

Please Note:  You should have received previously a letter and transaction confirmation from Register and Transfer Company, our transfer agent, detailing the conversion of your units to shares.  If you have not received this letter, please contact Investor Relations at Registrar & Transfer Company at (800) 960-6552 or at imhinfo@rtco.com. Statements relating to the proposed offering and listing are forward-looking statements based on our beliefs, assumptions and expectations as of the date of this letter and are subject to change. You should not place undue reliance on these forward-looking statements.  Risks and uncertainties relating to the proposed offering and IMHFC can be found under the heading “Risk Factors” in the preliminary prospectus included in the registration statement filed with the SEC.